Exhibit 10.15

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is executed on May 6, 2016 to memorialize the agreement that was entered into and became effective as of September 17, 2015, by and between Asta Funding, Inc. (the “Company”), and Piccolo Business Advisory [Inc.]1 (the “Consultant”).

WHEREAS, the Company is engaged, directly or indirectly through its majority-owned subsidiaries in the business of funding of personal injury claims, social security and disability advocates and the business of purchasing, servicing and managing for its own account, distressed consumer receivables, including charged off receivables, and semi-performing receivables (collectively, the “Line of Business”).

WHEREAS, the Company desires that the Consultant provide advice and assistance to the Company in his areas of expertise and experience, which includes several areas within the Company’s Line of Business; and

WHEREAS, the Consultant desires to provide such advice and assistance to the Company under the terms and conditions of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Consultant hereby agree as follows:

1. Consulting Services

Subject to the terms and conditions of this Agreement, the Company hereby retains Consultant as a consultant and advisor on an as-requested, non-exclusive basis to provide financial consulting services, including analysis of proposed debt and equity transactions, due diligence and financial analysis and management consulting services related to the Company and its Line of Business (including any other services incidental or related thereto, the “Services”), and Consultant agrees, subject to the terms and conditions of this Agreement, to render such Services during the term of this Agreement. Consultant shall render Services hereunder at such times and places as Company and Consultant shall mutually agree; provided, that Consultant shall use commercially reasonable efforts to be available to the Company at such times and places as the Company may reasonably request.

2. Compensation and Reimbursement

In consideration of the Services to be provided by Consultant to the Company hereunder, the Company shall pay to Consultant $80,000 per year, which shall be paid in arrears in equal quarterly installments of $20,000. In addition, the Company shall reimburse Consultant for reasonable travel and other expenses Consultant incurs in connection with performing the Services. To obtain reimbursement, Consultant shall submit to the President of the Company, or his or her designee, an invoice describing Services rendered and expenses incurred under this Agreement. Company shall provide any documentation requirements and any travel policy restrictions to consultant in writing in advance, or be foreclosed from relying on such requirements and restrictions to deny reimbursement. The Company shall pay to Consultant invoiced amounts within thirty (30) days after the date of invoice.

1  Confirm name

3. Independent Contractor Status

The parties agree that this Agreement creates an independent contractor relationship, not an employment relationship. The Consultant acknowledges and agrees that the Company will not provide the Consultant with any employee benefits, including without limitation any employee stock purchase plan, social security, unemployment, medical, or pension payments, and that income tax withholding is Consultant’s responsibility. In addition, the parties acknowledge that neither party has, or shall be deemed to have, the authority to bind the other party. Nothing in this Agreement shall be deemed to create a joint venture, partnership, or agency relationship between the Company and Consultant. The Company shall not withhold any amounts for state or federal income tax or for FICA taxes from sums becoming due to Consultant under this Agreement. The Company shall not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf.

This Agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto.

4. Term

(a) This Agreement shall remain in effect for a term of 2 years commencing on September 17, 2015, and shall thereafter be extended for additional periods of 1 year, commencing on September 17, 2017 and continuing thereafter for successive one year periods unless either party provides not less than thirty (30) days prior written notice to the other electing not to extend the Agreement; provided, that, if Consultant elects not to extend this Agreement, Consultant shall, in accordance with the terms and conditions hereof, nevertheless wind up in an orderly fashion assignments for the Company which Consultant began prior to the date of notice of termination hereunder.

(c) Upon termination of this Agreement for any reason, Consultant shall be entitled to receive such compensation and reimbursement, if any, accrued under the terms of this Agreement, but unpaid, as of the date Consultant ceases work under this Agreement. In addition, Consultant shall be reimbursed for any non-cancellable obligations, any cancellation penalties, and any expenditures reasonably made in order to perform the Services that were to occur had cancellation not occurred.

5. Records

For a period of one (1) year after completion of the applicable Services, Consultant will, if requested by Company, provide necessary supporting records for audit purposes.

6. No Exclusivity or Restrictions on Activities

Consultant shall be free to provide professional consulting services to or accept employment with any entities or individuals other than the Company, and nothing contained in this Agreement shall be construed to limit or restrict the Consultant’s ability to undertake other business or consulting activities or engagements.

7. Ownership of Work Product

Any and all documents, drawings, specifications, and reports prepared, accumulated or developed expressly in connection with the rendering of the Services by Consultant, any subcontractor or their respective employees or representatives, and delivered to and accepted by Company hereunder (collectively, “Work Product”) shall, upon payment by Company of all amounts due to Consultant hereunder, become the sole property of Company without any further consideration. Consultant hereby grants to Company a perpetual, non-exclusive license to use, copy, distribute and make derivatives of any proprietary rights or specialized knowledge of Consultant to the extent it is part of any Work Product for Company’s internal business use but to be used only for the Project. The above notwithstanding, Consultant shall retain its rights in its standard documents, designs, reports and any other proprietary property. Rights to intellectual property utilized in the performance of the Services shall remain the property of Consultant.

8. Confidentiality

Consultant shall hold in confidence any information concerning the affairs of Company which Company informs Consultant is confidential or which Consultant believes is considered confidential by Company. Consultant shall not divulge such information, or make use of such information without the prior written consent of Company during the term of this Agreement and for three (3) years following the termination of this Agreement or until such information becomes public knowledge other than through the actions of Consultant, whichever occurs first.

9. Mutual Indemnification

(a)

By Consultant. Consultant shall indemnify, defend and hold harmless Company, and Company’s, officers, directors, employees, agents and respective representatives without limitation, from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, fines, assessments, costs and expenses of whatsoever kind or character, including, but not limited to, attorneys’ fees and expenses, for injury or death of persons, loss of or damage to property, or punitive actions of any governmental agency (i) arising as a direct result of, or in connection with, any failure on the part of Consultant to perform its obligations under this Agreement; or (ii) arising out of, or in any way connected with, the willful misconduct or negligence or omissions of Consultant or anyone acting on Consultant’s behalf, except to the extent caused by the negligence of Company.

(b)

By Company. Company shall indemnify, defend and hold harmless Consultant, its officers, directors, employees, agents and respective representatives without limitation, from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind or character, including, but not limited to, attorneys’ fees and expenses, for injury to or death of persons, or loss of or damage to property (i) arising as a result of or in connection with any failure on the part of Owner to perform its obligations under this Agreement; or (ii) arising out of or in any way connected with the willful misconduct or negligence acts or omissions of Company or anyone acting on Company’s behalf, except to the extent caused by acts or omissions of Consultant within the scope of this Agreement.

10. Miscellaneous

(a)  Amendments and waivers. No alteration or modification of this Agreement shall be valid unless made in writing and executed by Consultant and the Company. The parties expressly agree that no party may assign this Agreement without the written consent of the other. A waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant.

(b)  No conflict. The Consultant and Company mutually represent that to the best of their knowledge neither currently has any agreement with, or any other obligation to, any third party that conflicts with the terms of this Agreement. The parties agree that they shall not intentionally and knowingly enter into any such agreement.

(c)  Governing Law. The laws of the State of New York shall govern this Agreement.

(d)  Notices. Any notice or other communication by one party to the other hereunder shall be in writing and shall be given, and be deemed to have been given, if either hand delivered or mailed, postage prepaid, certified mail (return receipt requested), or transmitted by email, addressed as follows:

If to Consultant:

Louis A. Piccolo

350 West 50th Street

New York, NY 10019

If to the Company:

Asta Funding, Inc.

210 Sylvan Avenue,

Englewood Cliffs, New Jersey 07632

(e)  Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Consultant may not assign its rights and benefits hereunder without prior written consent of the Company.

(f)  Counterparts. This document may be executed in multiple counterparts, each of which shall be considered an original and all of which, when taken together, shall constitute one and the same agreement.

(g)  Voluntary Agreement. CONSULTANT ACKNOWLEDGES AND AGREES THAT IT HAS BEEN ADVISED THAT THIS AGREEMENT IS A BINDING LEGAL DOCUMENT. CONSULTANT FURTHER AGREES THAT IT HAS HAD ADEQUATE TIME AND A REASONABLE OPPORTUNITY TO REVIEW THE PROVISIONS OF THIS AGREEMENT, HAS BEEN ADVISED TO SEEK LEGAL ADVICE REGARDING ALL ITS ASPECTS, AND THAT IN EXECUTING THIS AGREEMENT CONSULTANT HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY THE COMPANY OR ANY OF ITS EMPLOYEES OR REPRESENTATIVES REGARDING THIS AGREEMENT’S SUBJECT MATTER AND/OR EFFECT. CONSULTANT HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT AND VOLUNTARILY AGREES TO ITS TERMS.

(h)  Interpretation. This Agreement is to be interpreted without regard to the draftsman. The terms and intent of this Agreement, with respect to the rights and obligations of the parties, shall be interpreted and construed on the express assumption that each party participated equally in its drafting.

(i)  Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement, and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

(j)  Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(k)  Electronic Execution. Delivery of an executed counterpart of a signature page of this Agreement by fax or electronic format (including PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

Company:

ASTA FUNDING, INC.

By:                /s/
Name:
Title:

Consultant:

Piccolo Business Advisory [INC.]

By:                /s/
Name:
Title: